Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-176833), Form S-4 (No. 33-41826) and Form S-8 (Nos. 333-42366, 333-105675, 333-152841 and 333-161119) of United States Cellular Corporation of our report dated February 25, 2011, except for Note 19, as to which the date is November 16, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 16, 2011.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
November 16, 2011